Exhibit 99.1

Press Release of Registrant dated August 12, 2003

LightPath Technologies, Inc. Announces

Fiscal 2003 Financial Results

FOR IMMEDIATE RELEASE

(August 12, 2003) ORLANDO, FL.    LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, high performance fiber-optic collimators, and isolators, today announced financial results for the fourth quarter and fiscal year ending June 30, 2003. While revenues for the fiscal year 2003 declined significantly, the Company has also been able to significantly reduce its cash requirements due to reduced expenses and operating improvements. In the next fiscal year, the Company will focus on revenue growth as well as continued improvement in operating expenses in order to reduce its cash requirements.

Quick Reference:

(In Millions except for per share data)	Quarters Ended June 30,		Years Ended June 30,
	2003	2002	2003	2002
			(1)
Total revenues	$1.79	$3.03	$6.79	$12.51
Net loss	$(2.18)	$(17.67)	$(21.19)	$(50.75)
Net loss per share	$(0.84)	$(6.84)	$(8.20)	$(20.50)
Decrease in cash and cash equivalents	$(0.42)	$(3.65)	$(9.81)	$(16.10)

(In Millions)	June 30, 2003	June 30, 2002
	(1)
Cash and cash equivalents	$3.37	$13.18

(1) subject to audit

Discussion:

Fourth Quarter 2003:

For the quarter ended June 30, 2003, the Company reported total revenues of $1.79 million compared to $3.03 million for the same quarter of the previous fiscal year, a decrease of 41%. Net loss for the quarter was $2.18 million, or $0.84 per share. This included approximately $0.56 million for amortization of intangible assets and $0.08 million for stock-based compensation, which together contributed $0.25 to the net loss per share.

For the fourth quarter of fiscal 2002, the Company reported a net loss of $17.67 million, which included $9.63 million in asset impairment, $1.70 million in inventory write-offs, $1.15 million of amortization of goodwill and intangibles, $1.10 million related to consolidation of facilities, and $0.50 million of litigation expenses, resulting in a net loss of $6.84 per share.

Effective July 1, 2002, LightPath adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” As a result of the adoption of SFAS 142, the Company wrote off its balance of $2.30 million in goodwill as a cumulative effect of an accounting change. Therefore, there was no goodwill amortization expense for the fourth quarter of fiscal 2003, whereas goodwill amortization amounted to approximately $0.13 per share for the fourth quarter of fiscal 2002.

Fiscal Year Ended 2003:

For the fiscal year ended June 30, 2003, the Company reported total revenues of $6.79 million compared to $12.51 million for the previous fiscal year, a decrease of 46%. Net loss for fiscal 2003 was $21.19 million, or $8.20 per share, including approximately $11.00 million in non-cash charges:

(In Millions)	Year Ended June 30, 2003
Impairment of intangible assets and equipment	$4.40
Write-off of the investment in LightChip, Inc.	$3.40
Amortization of intangible assets	$2.70
Write-downs of inventory	$0.50

Total	$11.00

For fiscal 2002, the Company reported a net loss of $50.75 million, or $20.50 per share, which included $2.20 million of expenses related to a litigation settlement, $1.10 million related to consolidation of facilities, and $32.21 million in non-cash charges:

(In Millions)	Year Ended June 30, 2002
Asset impairment	$16.51
Amortization of intangible assets	$7.89
Write-downs of inventory	$3.00
Stock-based compensation	$4.81

Total	$32.21

Cash Status:

For the quarter ended June 30, 2003, net cash declined by $0.42 million. Net cash flow for the period included $0.40 million net proceeds from the Company’s share of the final liquidation of LightChip and other fixed assets sales. For fiscal 2003, net cash used was $9.81 million, which included a $1.20 million cash disbursement in the previously announced Delaware litigation settlement and $1.70 million for severance, consolidation and site relocation costs.

Comments:

Ken Brizel, President and CEO of LightPath, stated, “LightPath’s business model is to provide customers with a full range of standard and custom optical solutions. In our Lens business, we remain as one of the only full-service, custom-molded optical lens suppliers in the world. We have reorganized and focused on providing our customers with value-added designs and reduced time-to-market for their applications. Our Optics business continues to be designed into new applications in medical, industrial, defense, communication and instrumentation markets. We believe LightPath is well positioned to deliver products for these markets, now and for the future. During the fourth quarter, LightPath completed the consolidation of our Walnut, CA facility and we continue to reduce operating costs and add to our abilities. Our emphasis going forward is on revenue generation through increasing sales of existing products and developing new market application opportunities. We continue to enhance our sales team and develop new channels for sales.”

Additional information concerning the Company and its products can be found at the Company’s web site at www.lightpath.com.

Webcast Details:

LightPath will hold an audio webcast at 2:30 p.m. EDT today with Ken Brizel to discuss details regarding the company’s performance for the quarter and fiscal year 2003. The session may be accessed at http://www.lightpath.com. The archive of the webcast will be available for replay on our website.

About LightPath:

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher level assemblies and packing solutions. The Company has 52 U.S. patents and 6 patents pending associated with its optical technologies. In addition, various foreign countries have issued a total of 33 patents with 17 patents pending. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:	Ken Brizel, President & CEO Monty Allen, CFO LightPath Technologies, Inc. (407) 382-4003 Internet: www.lightpath.com

This news release includes statements which constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

LightPath Technologies, Inc.

Condensed Consolidated Income Statements

(unaudited)

	Three Months Ended June 30		Year Ended June 30
	2003	2002	2003	2002
Revenues	$1,788,966	$3,034,081	$6,785,244	$12,506,582
Cost of sales	1,708,927	4,954,810	8,148,717	15,184,443
Selling, general and administrative	1,549,441	2,682,278	6,492,065	16,336,661
Research and development	352,589	1,399,323	2,802,573	7,109,415
Asset impairment	—	9,553,157	5,504,457	16,508,387
Amortization of intangibles	562,035	1,149,296	2,669,520	7,889,741
Consolidation and relocation expenses	49,083	1,059,680	480,369	1,059,680

Operating loss	(2,433,109)	(17,764,463)	(19,312,457)	(51,581,745)
Other income, net	256,963	90,250	397,006	898,408

Loss before cumulative effect of accounting change	(2,176,146)	(17,674,213)	(18,915,451)	(50,683,337)
Cumulative effect of accounting change	—	—	(2,276,472)	—

Net loss applicable to common shareholders	$(2,176,146)	$(17,674,213)	$(21,191,923)	$(50,745,243)

Loss per share of common stock (basic and diluted):
Before cumulative effect of accounting change	$(0.84)	$(6.84)	$(7.32)	$(20.50)
Cumulative effect of accounting change	—	—	(0.88)	—

Net Loss	$(0.84)	$(6.84)	$(8.20)	$(20.50)

Number of shares used in per share calculation (basic and diluted):	2,584,595	2,584,595	2,584,595	2,475,923

LightPath Technologies, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30 2003	June 30 2002
Cash and cash equivalents	$3,367,650	$13,177,624
Trade accounts receivable, net	1,267,465	1,560,198
Inventories	1,074,562	2,403,644
Other current assets	542,791	1,531,367

Total current assets	6,252,468	18,672,833
Property and equipment, net	3,096,606	6,664,374
Goodwill and intangibles, net	2,958,637	8,054,179
Other assets, including investment in LightChip	190,352	3,585,842

Total assets	$12,498,063	$36,977,228

Accounts payable	$418,172	$1,002,374
Other current liabilities	899,109	3,532,511

Total current liabilities	1,317,281	4,534,885
Stockholders’ equity	11,180,782	32,442,343

Total liabilities and stockholders’ equity	$12,498,063	$36,977,228

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